SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): January 4, 2001

                          POINTE FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

          FLORIDA                       0-24433                65-0451402
(State or other jurisdiction        (Commission File         (I.R.S. Employer
   of incorporation)                  Number)                Identification No.)


         21845 Powerline Road
         Boca Raton, FL                                        33433
         Address of principal executive                      (Zip Code)
                  Offices

        Registrant's telephone number, including area code: (561)368-6300

                                (NOT APPLICABLE)
          (Former name of former address, if changed since last report)



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ITEM 5.  OTHER EVENTS.

On January 4, 2001, Pointe Financial Corporation entered into a definitive agreement with Republic Bancshares, Inc., headquartered in St. Petersburg, Florida, to acquire their banking offices located in Miami-Dade County. Following consummation of this acquisition, Pointe expects to operate the Republic offices located at 20 N.W. 57th Avenue, Miami, Florida 33126 (the "Airpark Branch"), 9785 N.W. 41st Street, Miami, Florida 33178 (the "Doral Branch"), 8211 South Dixie Highway, Miami, Florida 33143 (the "South Miami Branch"), and 2222 Ponce DeLeon Boulevard, Coral Gables, Florida 33134 (the "Coral Gables Branch"). Republic will cease its operations at the Town & Country Branch located at 11631 North Kendall Drive, Miami, FL 33176, and transfer the deposits and loans associated with that branch to the South Miami Branch.

As a part of the transaction, Republic will assign and relinquish to Pointe all of Republic's rights, title and interest, under: (i) that certain lease dated June 22, 1998 (as subsequently amended), by and between NationsBank, N.A., a National Banking Corporation (the "Airpark Landlord") with respect to the occupancy of the Airpark Branch (the "Airpark Lease"); (ii) that certain lease dated June 22, 1998 (as subsequently amended), by and between NationsBank, N.A., a National Banking Corporation (the "Doral Landlord") with respect to the occupancy of the Doral Branch (the "Doral Lease"); (iii) that certain lease dated March 17, 1997 by and between Dixie Pointe Associates (the "South Miami Landlord") with respect to the occupancy of the South Miami Branch (the "South Miami Lease"); and (iv) that certain lease dated May 7, 1998 by and between 222 Ponce Corporation (the "Coral Gables Landlord") with respect to the occupancy of the Coral Gables Branch (the "Coral Gables Lease"). Republic has agreed to pay to Pointe the sum of $445,097.71 as a market adjustment in respect of the Leases.

Republic's Miami-Dade offices have a combined deposit base of approximately $57.2 million. Upon the transfer of the deposits to Pointe, Pointe will pay, as a premium, an estimated amount equal to four and seventy-nine one hundredths of a percent (4.79%) of the aggregate principal amount of the deposits at the offices. As a part of the premium calculation, the principal amount of the Deposit Accounts attributable to the Town & Country Branch shall be fixed as of the date of the notice sent to customers, January 4, 2001.

Pointe Bank will acquire the Consumer Loans related to the Miami-Dade offices of approximately $6.5 million and other earning assets. In addition, on the closing date Republic will sell to Pointe, subject to due diligence, participation interests in commercial real estate loans originated by and in the portfolio of Republic. The aggregate dollar amount of the participation interest purchased by Pointe will be up to $25,000,000 at an acceptable rate to Pointe. Republic shall have the right, but not the obligation, to repurchase the participation interest in accordance with the following schedule: (i) six (6) months after the Closing Date - 25% of the then outstanding dollar balance of the participation interest;
(ii) twelve (12) months after the Closing Date - 33 1/3% of the then outstanding dollar balance of the participation interest; (iii) fifteen (15) months after the Closing Date - 50% of the then outstanding dollar balance of the participation interest; and (iv) eighteen months after the Closing Date - the then remaining dollar balance of the participation interest. All of the acquired loans and participation interest will be purchased at par.

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Pointe has agreed to offer employment to all employees of the Republic Bancshare offices located in Miami-Dade County. Pointe will also purchase at their adjusted book value certain fixed assets located at the acquired banking offices.

The acquisition is expected to close in the first half of 2001 pending regulatory approvals and satisfaction of other customary closing conditions.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      The following exhibits are filed with this report:

                  99.1 Press Release, dated January 4, 2001, issued by Pointe Financial Corporation.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          POINTE FINANCIAL CORPORATION

                           By: /s/ Bradley R. Meredith
                               ---------------------------
                               Bradley R. Meredith
                               Chief Financial Officer
                               (Principal Financial and Accounting Officer)



Dated:     January 5, 2001

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                                  EXHIBIT INDEX

EXHIBIT           DESCRIPTION
-------           -----------

99.1              Press Release, dated January 4, 2001
                  Pointe Financial Corporation